UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 16, 2010

SPECTRUM BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

601 Rayovac Drive

Madison, Wisconsin 53711

(Address of principal executive offices)

(608) 275-3340

(Registrant’s telephone number, including area code)

c/o Russell Hobbs, Inc.

3633 S. Flamingo Road

Miramar, FL 33027

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 16, 2010 (the “Closing Date”), Spectrum Brands Holdings, Inc. (the “Company” or “SB Holdings”) completed its previously announced business combination transaction (the “Transaction”) pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among the Company, Russell Hobbs, Inc. (“Russell Hobbs”), Spectrum Brands, Inc. (“Spectrum”), Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the Transactions, Spectrum and Russell Hobbs became wholly-owned subsidiaries of the Company. For more information, see the disclosure in Item 8.01 below.

In connection with the closing of the Transaction, on the Closing Date, Spectrum closed its previously announced offering of $750.0 million aggregate principal amount of 9.50% senior secured notes due 2018 (the “Notes”). In addition, on the Closing Date, Spectrum entered into a Loan and Security Agreement (the “ABL Loan Agreement”) that provides for a $300 million senior secured first lien revolving credit facility and a Credit Agreement (the “Term Credit Agreement”) that provides for a $750 million senior secured first lien term credit facility (together, the “New Credit Facilities”). The proceeds from the Notes and the New Credit Facilities were used to refinance substantially all of the outstanding indebtedness of Spectrum and Russell Hobbs (other than certain capital leases, outstanding foreign working capital lines of credit and Spectrum’s outstanding 12% Senior Subordinated Toggle Notes due 2019) and to pay the transaction expenses incurred in connection with the Transaction.

ABL Loan Agreement

Effective as of the Closing Date, Spectrum entered into the ABL Loan Agreement, with certain domestic subsidiaries of Spectrum, as borrowers (together with Spectrum, the “Co-Borrowers”), SB/RH Holdings, LLC (“SB/RH Holdings”), as a guarantor, Bank of America, N.A., as administrative agent (the “Administrative Agent”), Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as co-syndication agents, SunTrust Bank and Harris N.A., as co-documentation agents, and the lenders party thereto. Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. acted as joint lead arrangers and joint bookrunners in respect thereof. The ABL Loan Agreement provides for a $300 million senior secured revolving credit facility. The terms of the ABL Loan Agreement allow Spectrum, subject to certain conditions, to increase the amount of the commitment thereunder by an aggregate incremental amount up to $100 million (net of any increase in commitments under the Term Credit Agreement). As of the date hereof, such incremental amount has not been committed to by any lender.

Obligations under the ABL Loan Agreement are guaranteed by SB/RH Holdings, Spectrum’s direct parent company, and are secured by (i) first-priority liens on substantially all of the following assets of the Co-Borrowers and SB/RH Holdings: (a) accounts receivable, (b) inventory, (c) to the extent governing or involving such accounts receivable or inventory, all chattel paper, documents, general intangibles, instruments, commercial tort claims, and letter of credit rights, (d) all supporting obligations relating to any of the foregoing items, (e) deposit accounts and all deposits of cash, checks, funds and other evidences of payments held therein or credited thereto (except deposit accounts established to hold Non-Current Asset Collateral (as defined below) disposition proceeds), (f) inter-company loans made using proceeds of revolving loans under the ABL Loan Agreement, (g) policies of business interruption insurance, (h) books and records, and (i) all proceeds of the foregoing (collectively, the “Current Asset Collateral”), and (ii) second-priority liens on all other assets securing the Notes and the Term Credit Agreement on a first-priority basis, in each case of clauses (i) and (ii), subject to permitted liens and certain exceptions. In addition, assets may be excluded from the Current Asset Collateral if the Administrative Agent determines that the cost of obtaining a lien on such asset exceeds the benefits thereof.

All amounts outstanding under the ABL Loan Agreement will bear interest, at Spectrum’s option, at a rate per annum equal to the base rate plus a margin equal to 2.50%, 2.75% or 3.00% or LIBOR plus a margin equal to 3.50%, 3.75% or 4.00%, as set forth in the ABL Loan Agreement. The applicable margin initially will be equal to 3.75% for loans bearing interest by reference to adjusted LIBOR and 2.75% per annum for loans bearing interest by reference to the base rate and will adjust quarterly based on changes in Spectrum’s borrowing availability under the ABL Loan Agreement.

The maturity date of the ABL Loan Agreement is the fourth anniversary of the Closing Date. No amortization will be required with respect to the revolving credit facility.

In connection with the closing of the ABL Loan Agreement, Spectrum paid closing fees to each of the lenders and arrangement fees to Bank of America, N.A., Credit Suisse AG and Deutsche Bank Trust Company Americas. In addition, Spectrum will pay commitment fees on a quarterly basis equal to 0.50% in respect of each calendar quarter in which the average daily balance of loans and the stated amount of letters of credit under the ABL Loan Agreement equals or exceeds 50%, and 0.75% in respect of each calendar quarter in which the average daily balance of loans and the stated amount of letters of credit under the ABL Loan Agreement is less than 50%.

In connection with the ABL Loan Agreement, the Co-Borrowers have made, with respect to themselves and certain of their subsidiaries, certain representations and warranties and are required to comply, and to cause certain of their subsidiaries to comply, with various covenants (including maintenance of a minimum fixed charge coverage ratio when availability under the revolving credit facility is below a specified level), reporting requirements and other customary requirements for similar facilities. The ABL Loan Agreement contains customary events of default included in financing transactions, including failure to make payments when due, default under other material indebtedness, breach of certain covenants, breach of certain representations and warranties, involuntary or voluntary bankruptcy, and material judgments. During the continuation of an event of default, Spectrum and the other co-borrowers may be required to pay interest at a default rate.

This summary does not purport to be complete and is qualified in its entirety by reference to the ABL Loan Agreement which will be filed as an exhibit to SB Holdings’ next quarterly report on Form 10-Q. Interested parties should read these documents in their entirety.

New Term Loan Facility

Effective as of the Closing Date, Spectrum entered into the Term Credit Agreement with SB/RH Holdings, Credit Suisse AG, as administrative agent (the “Term Administrative Agent”), and the lenders party thereto. Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc. acted as joint bookrunners and joint lead arrangers, Bank of America, N.A., as syndication agent, and Deutsche Bank Trust Company Americas, as documentation agent, in each case in respect of the Term Credit Agreement. The Term Credit Agreement provides for a $750 million senior secured first lien term credit facility. The terms of the Term Credit Agreement allow Spectrum, subject to certain conditions, to increase the amount of the commitment thereunder by an aggregate incremental amount up to $100 million (net of any increase in commitments under the ABL Loan Agreement). As of the date hereof, such incremental amount has not been committed to by any lender.

Obligations under the Term Credit Agreement are guaranteed by SB/RH Holdings and all of Spectrum’s current and future domestic subsidiaries. Spectrum’s borrowings under the Term Credit Agreement are secured by (i) first-priority liens on all assets other than Current Asset Collateral (the “Non-Current Asset Collateral”), which Non-Current Asset Collateral also secures the Notes on a pari passu basis and (ii) second-priority liens on the Current Asset Collateral securing obligations under the ABL Loan Agreement, in each case, subject to permitted liens and certain exceptions.

All amounts outstanding under the Term Credit Agreement will bear interest, at Spectrum’s option, at a rate per annum equal to the LIBO rate with a 1.50% floor, adjusted for statutory reserves, plus a margin equal to 6.50%, or an alternate base rate, plus a margin equal to 5.50%, as set forth in the Term Credit Agreement.

The issue price for the Term Credit Agreement was 98% of the principal amount thereof, which original issue discount will be amortized over the life of the Term Credit Agreement. In connection with the closing of the Term Credit Agreement, Spectrum paid arrangement fees to Bank of America, N.A., Credit Suisse AG and Deutsche Bank Trust Company Americas.

Subject to exceptions, the Term Credit Agreement requires mandatory prepayments, in amounts equal to (i) 50% (reduced to 25% upon the achievement of a certain specified leverage ratio) of excess cash flow (as defined in the Term Credit Agreement) at the end of each fiscal year, (ii) 100% of the net cash proceeds from certain asset sales by Spectrum or any guarantor (collectively, the “Loan Parties”) and certain casualty and condemnation events (subject to certain exceptions and reinvestment provisions), (iii) 100% of the net cash proceeds from the issuance or incurrence after the closing date of any additional debt by us or any of our subsidiaries excluding debt permitted under the Term Credit Agreement, and (iv) 100% of net cash proceeds of any purchase price adjustment relating to the Transaction.

Voluntary prepayments of borrowings under the Term Credit Agreement are permitted at any time, in agreed-upon minimum principal amounts. There is a prepayment fee equal to 1.00% of the principal amount of the loans under the Term Credit Agreement optionally prepaid on or prior to the one year anniversary of the Closing Date. Prepayments made after the one year anniversary of the Closing Date will not be subject to premium or penalty (except LIBOR breakage costs, if applicable).

The Term Credit Agreement will amortize at a rate of 2.5% for the first year and 5% per year thereafter, with the balance being due on the six year anniversary of the Closing Date.

In connection with the Term Credit Agreement, Spectrum has made, with respect to itself and certain of its subsidiaries, certain representations and warranties and it is required to comply, and to cause such subsidiaries to comply, with various covenants (including maintenance of a maximum leverage ratio and a minimum interest coverage ratio), reporting requirements and other customary requirements for similar facilities. The Term Credit Agreement contains customary events of default included in financing transactions, including failure to make payments when due, default under other material indebtedness, breach of covenants, breach of representations and warranties, involuntary or voluntary bankruptcy, and material judgments. During the continuation of a payment default, Spectrum must pay interest at a default rate.

This summary does not purport to be complete and is qualified in its entirety by reference to the Term Credit Agreement which will be filed as an exhibit to SB Holdings’ next quarterly report on Form 10-Q. Interested parties should read these documents in their entirety.

9.50% Senior Secured Notes due 2018

On the Closing Date, Spectrum issued the Notes. The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of the Closing Date, by and among Spectrum, SB/RH Holdings and certain domestic subsidiaries of Spectrum identified therein, as guarantors (together with SB/RH Holdings, the “Note Guarantors”), and US Bank National Association, as trustee (the “Trustee”).

The holders of the Notes and the Note Guarantees (as defined below) will have certain registration rights pursuant to a Registration Rights Agreement, dated as of the Closing Date, by and among Spectrum, the Note Guarantors and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc., as representatives of the initial purchasers of the Notes (the “Registration Rights Agreement”).

Certain terms and conditions of the Notes are as follows:

Maturity. The Notes mature on June 15, 2018.

Interest. The Notes accrue interest at a rate of 9.50% per year. Interest on the Notes is paid semi-annually on each June 15 and December 15, commencing on December 15, 2010.

Issue Price. The issue price of the Notes is 98.634% of par.

Ranking. The Notes are senior secured obligations of Spectrum that rank senior in right of payment to all of Spectrum’s existing and future subordinated indebtedness and rank equally in right of payment with all of Spectrum’s existing and future senior indebtedness. The Notes are effectively (i) equal in right of payment to all indebtedness under the Term Credit Agreement to the extent of the value of the collateral securing such indebtedness, and (ii) effectively subordinated in right of payment to (a) indebtedness under the ABL Loan Agreement to the extent of the value of the collateral securing the ABL Loan Agreement on a first-priority basis, and (b) all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries (other than indebtedness and liabilities owed to Spectrum or one of Spectrum’s guarantor subsidiaries).

Guarantees. The Notes are fully and unconditionally guaranteed on a senior secured basis by the Note Guarantors (the “Note Guarantees”). Each Note Guarantee ranks senior in right of payment to all existing and future subordinated indebtedness of each Note Guarantor and ranks equally in right of payment with all existing and future senior indebtedness of such Note Guarantor. Each Note Guarantee is effectively (i) equal in right of payment to the guarantees of the Term Credit Agreement to the extent of each Note Guarantor’s collateral securing such indebtedness, and (ii) effectively subordinated in right of payment to (a) the guarantees of the ABL Loan Agreement to the extent of the value of each Note Guarantor’s collateral securing such indebtedness, and (b) all existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a Note Guarantor.

Collateral. The Notes and the Note Guarantees are secured on a first-priority basis, subject to permitted liens, equally and ratably with the Term Credit Agreement and any future other pari passu secured obligation, by substantially all of Spectrum’s assets, including property, plant and equipment, other than the Current Asset Collateral. The Notes and the Note Guarantees are secured on a second-priority basis, subject to permitted liens, equally and ratably with the Term Credit Agreement and any other pari passu secured obligation, by the Current Asset Collateral. The indenture permits Spectrum, under specified circumstances, to grant additional liens on the collateral.

Mandatory Redemption. Spectrum is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption. Spectrum has the option to redeem the Notes prior to June 15, 2014 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after June 15, 2014, Spectrum may redeem some or all of the Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to June 15, 2013, Spectrum may redeem up to 35% of the original aggregate principal amount of the Notes with net cash proceeds received by Spectrum from certain equity offerings at a price equal to 109.50% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the Notes remains outstanding immediately thereafter.

Change of Control. If a change of control occurs, each holder of Notes may require Spectrum to repurchase all or a portion of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants. The Indenture governing the Notes contains covenants limiting, among other things, the ability of Spectrum and its direct and indirect restricted subsidiaries to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; purchase or redeem capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of restricted subsidiaries; enter into transactions with affiliates; or effect a consolidation or merger. These covenants are subject to a number of important exceptions and qualifications.

Events of Default. The Indenture contains customary events of default which could, subject to certain conditions, cause the Notes to become immediately due and payable, including, but not limited to, the failure to make premium or interest payments; failure by Spectrum to accept and pay for Notes tendered when and as required by the change of control and asset sale provisions of the Indenture; failure to comply with the merger covenant in the Indenture; failure to comply with certain agreements in the Indenture following notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding; a default under any mortgage, indenture or instrument caused by a failure to pay any indebtedness at final maturity after the expiration of any applicable grace period or that results in the acceleration of any indebtedness prior to its express maturity, if the amount of such indebtedness aggregates $50 million or more; failure to pay final judgments entered by a court or courts of competent jurisdiction aggregating $50 million or more (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed, for a period of 60 days; and certain events of bankruptcy or insolvency.

Pursuant to the Registration Rights Agreement, if any Notes are not freely tradable on the date falling 400 days after the issue date of the Notes, Spectrum is obligated to file an exchange offer registration statement with the Securities and

Exchange Commission (“SEC”) with respect to a registered offer to exchange the Notes for registered Notes or, under specified circumstances, to file a shelf registration statement with the SEC covering resales of the Notes.

This summary does not purport to be complete and is qualified in its entirety by reference to the Notes, the Indenture and the Registration Rights Agreement, all of which will be filed as exhibits to SB Holdings’ next quarterly report on Form 10-Q. Interested parties should read these documents in their entirety.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Transaction, Spectrum repaid all of its outstanding indebtedness under (i) its senior term credit facility entered into on March 30, 2007 among Spectrum, Bank of New York Mellon (successor to Goldman Sachs Credit Partners LP), as agent, and lenders and other financial institutions party thereto, consisting of a $1,000 million U.S. Dollar Term B Loan facility, a $200 million U.S. Dollar Term B II Loan facility, a €262 million Term Loan facility, and a $50 million synthetic letter of credit facility, and (ii) Spectrum’s $242 million ABL revolving credit facility entered into on August 28, 2009 among Spectrum, each of the lenders party thereto and General Electric Capital Corporation, as administrative agent.

In connection with the Transaction, Russell Hobbs, a wholly-owned subsidiary of Spectrum following the reorganization of the companies immediately after the consummation of the Mergers (as defined below), repaid all of its outstanding indebtedness under its $125 million asset-based senior secured revolving credit facility entered into on December 28, 2007 by and among Russell Hobbs, the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative and collateral agent, and Banc of America Securities LLC, as sole lead arranger and sole book manager. Also, in connection with the Transaction, Russell Hobbs’ approximately $158 million term loan (the “Harbinger Term Loan”) was cancelled following the transfer of such Harbinger Term Loan by the Harbinger Parties (as defined below) as lenders thereunder to SB Holdings in exchange for a number of shares of SB Holdings common stock obtained by dividing the aggregate principal amount outstanding thereunder, together with the prepayment penalties associated with the payment thereof, by a price of $31.50 per share.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information contained in Item 8.01 below regarding the completion of the Transaction is hereby incorporated by reference into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the Notes offering and the Senior Facilities is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 8.01 below regarding shares of SB Holdings common stock issued in connection with the Russell Hobbs Merger (as defined below) is hereby incorporated by reference into this Item 3.02.

Item 3.03.	Material Modifications to Rights of Security Holders.

As further described in Item 8.01 below, on June 16, 2010, the Transaction was consummated in accordance with the Merger Agreement. The Merger Agreement was adopted by Spectrum’s stockholders at the special meeting of Spectrum’s stockholders held on June 11, 2010. Under the terms of the Merger Agreement, each outstanding share of Spectrum’s common stock was converted into the right to receive one share of SB Holdings common stock.

Upon the effective time of the Transaction, holders of Spectrum’s common stock immediately prior to the effective time of the Transaction ceased to have any rights as stockholders in Spectrum, other than their right to receive the consideration provided pursuant to the Merger Agreement.

Upon the effective time of the Transaction, each share of SB Holdings issued and outstanding immediately prior to the effective time of the Transaction was canceled.

Item 5.01.	Changes in Control of Registrant.

As a result of the Transaction, a change of control of Spectrum occurred. The disclosure under Item 8.01 is incorporated herein by reference.

Item 8.01	Other Events.

Closing of the Transaction

As previously announced, on June 11, 2010, at the special meeting of the stockholders of Spectrum, (i) the holders of a majority of the shares of Spectrum’s common stock adopted the Merger Agreement and (ii) the holders of a majority of the shares of Spectrum’s common stock, excluding all shares of Spectrum’s common stock held by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. or Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”), adopted the Merger Agreement.

Subsequent to the special meeting, on the Closing Date, Battery Merger Corp. merged with and into Spectrum (the “Spectrum Merger”), and Grill Merger Corp. merged with and into Russell Hobbs (the “Russell Hobbs Merger”, and together with the Spectrum Merger, the “Mergers”). As a result of the Mergers, each of Spectrum and Russell Hobbs became a wholly-owned subsidiary of SB Holdings.

Pursuant to the Merger Agreement, at the effective time of the Spectrum Merger, each outstanding share of Spectrum’s common stock (other than any shares held by Spectrum as treasury stock and shares held by any direct or indirect subsidiary of Spectrum, SB Holdings, Russell Hobbs or any of their respective direct or indirect subsidiaries) was converted into the right to receive one share of common stock of SB Holdings. The issuance of the SB Holdings common stock pursuant to the Spectrum Merger was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to SB Holdings’ registration statement on Form S-4 filed with the SEC on March 29, 2010, as amended.

Pursuant to the Merger Agreement, at the effective time of the Russell Hobbs Merger, each outstanding share (other than any shares held by Russell Hobbs as treasury stock and shares held by any direct or indirect subsidiary of Russell Hobbs, SB Holdings, Spectrum or any of their respective direct or indirect subsidiaries) of (i) common stock (voting and non-voting) of Russell Hobbs was converted into the right to receive 0.01075 shares of SB Holdings common stock; (ii) Series D Preferred Stock of Russell Hobbs was converted into the right to receive 46.78 shares of SB Holdings common stock; and (iii) Series E Preferred Stock of Russell Hobbs was converted into the right to receive 41.50 shares of SB Holdings common stock. In addition, the Harbinger Term Loan was transferred to SB Holdings in exchange for 5,254,336 shares of SB Holdings common stock. The issuance of the SB Holdings common stock pursuant to the Russell Hobbs Merger was issued pursuant to an exemption from registration provided under the Securities Act.

As a result of the Mergers, the stockholders of Spectrum (other than the Harbinger Parties) own approximately 36% of SB Holdings, and the Harbinger Parties own approximately 64% of SB Holdings. As described in Item 3.03 above, Spectrum’s common stock will be delisted from the NYSE and shares of SB Holdings common stock will be listed on the NYSE under the ticker symbol “SPB”.

In connection with the Transaction, Spectrum entered into a Second Supplemental Indenture, dated as of June 15, 2010, and a Third Supplemental Indenture, dated as of June 16, 2010, to the indenture governing Spectrum’s existing 12% Senior Subordinated Toggle Notes due 2019, dated as of August 28, 2009, as amended, by and among Spectrum, the guarantors party thereto (the “Existing Guarantors”) and the Trustee, to add certain guaranteeing subsidiaries and to confirm the guarantees of the Existing Guarantors.

The foregoing description of the Mergers and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to Spectrum’s Current Report on Form 8-K filed with the SEC on February 12, 2010 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ John T. Wilson
Name:	John T. Wilson
Title:	Senior Vice President, Secretary and General Counsel

Dated: June 17, 2010